Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) effective as of October 20, 2021, is made by and between Repro Med Systems, Inc. d/b/a KORU Medical Systems, a New York corporation, having its principal place of business at 24 Carpenter Road, Chester, NY 10918 (the “Company”), and Thomas Adams, an individual having a domicile at [address] (“Employee”).

WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company, upon terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

1.          Employment.

(a)         Position. The Company hereby employs Employee as Vice President of Financial Planning and Analysis of the Company, effective November 15, 2021. Employee shall report directly to the Company’s Chief Financial Officer, and shall have the duties, authority and responsibilities customarily held by a person holding the position of Vice President of Financial Planning and Analysis in companies engaged in business similar to the Company’s business and of similar size to the Company. Employee shall render such other services as may be reasonably assigned to him from time to time by the Chief Financial Officer. Employee shall be a full-time, exempt employee.

(b)         Duties. Employee hereby agrees to be employed as Vice President of Financial Planning and Analysis. Employee agrees that he shall: (i) faithfully and to the best of his ability perform all of the duties that may be required of him pursuant to the terms of this Agreement; (ii) devote substantially all of his business time and attention to the performance of Employee’s duties hereunder; and (iii) not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Chief Financial Officer.

(c)         Place of Performance. The principal place of Employee’s employment shall be at the Company’s corporate headquarters. Employee will be required to travel routinely on Company business.

2.          At-Will Employment. The Company and Employee agree that Employee’s employment with the Company is “at-will,” meaning that Employee may terminate his employment at any time for any reason or no reason, and that Company may terminate Employee’s employment at any time for any reason or no reason, subject to the terms, conditions, and obligations set forth in Section 4 of this Agreement.

3.          Compensation and Related Matters.

(a)         Base Salary. The Company shall pay to Employee an annual base salary $240,000.00 (the “Base Salary”), less such deductions as are required by law or that Employee may elect in accordance with Company policy and procedure, payable in equal periodic installments in accordance with the Company’s customary payroll practices, but no less frequently than monthly. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year. The Base Salary shall be reviewed at least annually by the Company’s Board of Directors (the “Board”) and may be adjusted from time to time in the Board’s sole and absolute discretion.

(b)         Signing Bonus. Employee shall receive a bonus payment of $40,000.00 (the “Signing Bonus”) on the first regular payroll date following Employee’s commencement of employment under this Agreement. Employee must be fully and actively employed, and not otherwise have noticed termination of his employment and/or this Agreement for any reason, as the date of such payment to be eligible for such payment. The payment under this Section shall be less such deductions as are required by law or that Employee may elect in accordance with Company policy and procedure. In the event Employee is not fully and actively employed or has noticed termination of his employment and/or this Agreement, for any reason prior to the date which is six months following Employee’s commencement of employment under this Agreement, Employee shall repay the full amount of the Signing Bonus to the Company within 30 days following his termination of employment.

(c)         Annual Bonus. For each complete calendar year, Employee shall be eligible to earn an annual bonus of up to 30% of the Base Salary in accordance with Company policy and procedure for granting of a management specified employee bonus, based on achievement of Company and individual performance targets that will be set by the Company as part of the annual budget process and within the Company’s sole discretion (the “Annual Bonus”). The determination as to whether applicable targets have been achieved, and whether and to what extent any Annual Bonus is to be paid with respect to such targets, shall be made in the sole and absolute discretion of the Company. Any Annual Bonus so determined shall be paid in the month of March following the applicable bonus year, no later than March 31, less such deductions as are required by law or that Employee may elect in accordance with Company policy and procedure. Employee must be fully and actively employed as of the payment date and must not have provided notice of termination for any reason prior to the payment date to be entitled to the Annual Bonus.

(d)         Stock Options. Subject to the approval and sole discretion of the Board, Employee shall be granted a non-qualified option (the “Option”) to acquire 200,000 shares of common stock (the “Shares”), which shall be subject to the terms of the Company’s 2015 Stock Option Plan, as amended from time to time, and any associated equity and/or grant agreement required to be entered into by Employee and the Company. The Shares will be subject to a four (4) year vesting schedule. Twenty-five percent of the Shares shall vest on the one (1) year anniversary of the date of grant (the “Vesting Commencement Date”), and the remaining Shares shall vest as follows: 25% of the Shares at the end of each successive twelve (12) month period following the Vesting Commencement Date, provided that the Employee is still employed by the Company pursuant to this Agreement on each respective Vesting Date. The exercise price of the Shares shall be determined on the first or fifteenth of the month following Employee’s commencement of employment under this Agreement, whichever is first.

(e)         Business Expenses. Employee shall receive reimbursement from the Company for all reasonable and documented out-of-pocket expenses incurred by Employee in performing services hereunder; provided that, in each case, that such expenses are accounted for in accordance with the standard policies and procedures established by the Company for reimbursement of expenses.

(f)         Paid Vacation; Sick Time; Personal Days; and Holidays. Employee shall be entitled to four (4) weeks of paid vacation time off per calendar year, which is eligible for accrual at 6.66 hours on a semi-monthly basis (pro-rated according to the Company’s standard policies and procedures related to accrual of paid vacation time off), to be taken at such times and for such periods as shall not interfere with the duties required to be rendered by Employee hereunder. Employee shall also accrue a total of seven (7) paid sick days and two (2) paid personal days per calendar year in accordance with current Company policy, which may be revised from time. In addition to the foregoing, Employee shall be entitled to ten (10) paid holidays in accordance with the Company’s policies and procedures. Employee shall not be paid for accrued but unused vacation paid time off, paid sick time, or paid personal days upon termination of Employee’s employment for any reason, unless otherwise required by law.

(h)         Other Benefits. Employee shall be entitled to participate in such life insurance, medical, dental disability, pension and retirement plans and other programs as may be approved from time to time by the Company for the benefit of its employees, except any such plan or program with respect to which Employee voluntarily executes a legally effective waiver. Nothing herein shall affect the Company’s right to amend, modify or terminate any retirement or other benefit plan at any time for any reason.

4.          Termination of Employment.

(a)         Termination by Company. The Company may terminate Employee’s employment with the Company at any time effective immediately, with or without cause. Employee may terminate Employee’s employment with the Company at any time upon thirty (30) days’ prior written notice.

(b)         Accrued and Unpaid Compensation. If Employee’s employment is terminated for any reason, the Company shall pay Employee his full Base Salary through the effective date of the termination of Employee’s employment (“Termination Date”), plus all accrued and unpaid benefits (including all health and welfare benefits in which Employee was a participant in accordance with their terms), and the Company shall have no further obligations whatsoever to Employee under this Agreement except as expressly provided otherwise in this Agreement.

5.          Representations and Warranties of Employee. Employee represents and warrants to the Company that he is free to accept employment hereunder and that he has no prior or other obligations or commitments of any kind that would in any way hinder or interfere with his acceptance of, or the full performance of, such employment.

6.          Confidentiality.

(a)         During Employee’s employment and at all times thereafter, Employee shall keep Confidential Information (as defined below) strictly confidential. Employee shall not at any time, directly or indirectly, disclose or divulge any Confidential Information, except (i) if required by law, regulation or legal or regulatory process, but only in accordance with Section 6(b) below, or (ii) to his affiliates and his and their respective directors, officers, employees, managing members, general partners, agents and consultants (including attorneys, financial advisors and accountants) (“Representatives”), as applicable, to the extent necessary to permit such Representatives to assist Employee in any Permitted Use (as defined below); provided that Employee shall require each such Representative to be bound by the terms of this Section 6 to the same extent as if they were parties hereto and Employee shall be responsible for any breach of this Section 6 by any of its Representatives.

(b)         If Employee or any of his Representatives is required, in the written opinion of Employee’s counsel, to disclose any Confidential Information, by law, regulation or legal or regulatory process, Employee shall: (i) take all reasonable steps to preserve the privileged nature and confidentiality of the Confidential Information, including requesting that the Confidential Information not be disclosed to non-parties or the public; (ii) give the Company prompt prior written notice of such request or requirement so that the Company may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (iii) cooperate with the Company, at the Company’s sole cost and expense, to obtain such protective order. In the event that such protective order or other remedy is not obtained, Employee (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Information which, on the advice of such person’s counsel, is legally required to be disclosed and, upon the Company’s request, use its reasonable best efforts to obtain assurances that confidential treatment will be accorded to such information.

(c)         For the purposes hereof, “Confidential Information” shall mean all trade secrets, information, data, documents, agreements, files and other materials, whether disclosed orally or disclosed or stored in written, electronic or other form or media, which is obtained from or disclosed by the Company or its Representatives before or after the date hereof regarding the Company or its clients, including, without limitation, all analyses, compilations, reports, forecasts, studies, samples and other documents which contain or otherwise reflect or are generated from such information, data, documents, agreements, files or other materials. The term “Confidential Information” as used herein does not include information that at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure directly or indirectly by Employee or any of his Representatives in violation of this Agreement).

(d)         Employee shall make no use whatsoever, directly or indirectly, of any Confidential Information, except for: (i) the purposes of performing Employee’s duties and obligations to the Company; (ii) evaluating Employee’s ownership interest in the Company; and (iii) use for the benefit of the Company as part of the solicitation of existing or prospective customers of the Company.

(e)         Upon the termination of Employee’s employment or upon the Company’s request at any time and for any reason, Employee shall immediately deliver to the Company all materials (including all soft and hard copies) in Employee’s possession which contain or relate to Confidential Information, as well as all information necessary to access such confidential information.

(f)         Notwithstanding the foregoing confidentiality obligations, pursuant to 18 USC § 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret if such disclosure is made: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, if Employee files a lawsuit claiming retaliation by Company based on the reporting of a suspected violation of law, Employee may disclose a trade secret to Employee’s attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and Employee does not disclose the trade secret except pursuant to court order.

7.          Assignment of Developments.

(a)         All inventions, modifications, discoveries, designs, developments, improvements , processes,

works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein made by Employee, either alone or in conjunction with others, at any place or at any time during the Term, whether or not reduced to writing or practice during such period which result, in whole or in part, from (i) any services performed directly or indirectly for the Company by Employee, or (ii) Employee’s use of the Company’s time, equipment, supplies, facilities or information (collectively, the “Company Developments”) shall be and hereby is the exclusive property of the Company without any further compensation to Employee. In addition, without limiting the generality of the foregoing, all Company Developments which are copyrightable work by Employee are intended to be “work made for hire” as defined in Section 81 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company.

(b)         Employee shall promptly disclose any Company Developments to the Company. If any Company Development is not the property of the Company by operation of law, this Agreement or otherwise, Employee will, and hereby does, without further consideration, assign to the Company all right, title and interest in such Company Development and will reasonably assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Company Development. Employee shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the Company desires to file. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive Employee’s death or incapacity), to act for and in Employee’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent or other intellectual property registrations or filings, or such other similar documents, with the same legal force and effect as if executed by Employee.

8.          Non-Competition; Non-Solicitation; Non-Disparagement.

(a)         During Employee’s employment and for the Restricted Period (as defined below), Employee shall not engage in any Prohibited Activity anywhere in the world. For the purposes of this Agreement, “Restricted Period” shall mean the duration of Employee’s employment by the Company and the twelve (12) months following termination of Employee’s employment for any reason; and (ii) “Prohibited Activity” shall mean the design, development, marketing, sale, re-sale, manufacture or distribution of home infusion products, or other similar activities, or the engagement in any other business in which the Company is actively engaged at the time of termination of employee’s employment for any reason or otherwise within the Restricted Period, in each case on Executive’s behalf or on behalf of another (including as a shareholder, member, employee, employer, owner, operator, manager, advisor, consultant, agent, partner, joint venturer or investor of another person or entity). Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information or other Confidential Information of the Company except as otherwise permitted hereunder.

(b)         During the Restricted Period, Employee shall not, directly or indirectly: (i) solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company; (ii) solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with any (x) existing or prospective customer of the Company for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company, or (y) competitor of the Company for any purpose related to the business or services of the competitor or the Company; or (iii) induce, influence or encourage any existing or prospective customer, supplier or other business partner of the Company for purposes of diverting their business or services from the Company.

(c)         Employee shall not, during his employment or thereafter, make, publish or communicate to any person or in any public forum any comments or statements (whether written or oral) that denigrate or disparage the reputation or stature of the Company, its affiliates or any of their respective officers, directors, managers or employees (acting in their capacity as officers, directors, managers or employees of the Company or its affiliates). Notwithstanding the foregoing, nothing in this Section 8(c) is intended to, nor shall it, interfere with Employee’s protected rights under applicable labor laws to engage in protected concerted activity, or to file a charge or complaint with, or participate in an investigation or proceeding pursuant to, the statutes administered by the Equal Employment Opportunity Commission or equivalent state agency, or any federal, state or local government agency.

(d)         Employee acknowledges that the restrictions contained in this Section 8 are reasonable and necessary to protect the legitimate interests of the Company and constitute a material inducement to the Company to enter into this Agreement and offer employment to Employee under this Agreement. In the event that any covenant contained in this Section 8 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 8 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

9.           Amendment; Waiver. This Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by an instrument in writing signed by the parties hereto. Waiver of any term or condition of this Agreement will not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

10.         Applicable Law; Severability. This Agreement shall be governed by and construed under the laws of the State of New York, exclusive of the body of law known as conflicts of law. Should a court or other body of competent jurisdiction determine that any term or provision of this Agreement is excessive in scope or duration or is illegal, invalid or unenforceable, then the parties agree that such term or provision shall not be voided or made unenforceable , but rather shall be modified so as to be valid, legal and enforceable to the maximum extent possible, under the purposes stated in the preceding sentence and with applicable law, and all other terms and provisions of this Agreement shall remain valid and fully enforceable.

11.         Submission to Jurisdiction; Waiver of Jury Trial.

(a)         IF A DISPUTE ARISES BETWEEN THE PARTIES CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, THE PARTIES CONSENT TO THE SOLE AND EXCLUSIVE JURISDICTION OF THE STATE COURTS SITUATED IN CHESTER COUNTY, NEW YORK AND THE FEDERAL UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.

(b)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.         Equitable Relief. In the event of a breach or threatened breach by Employee of Sections 6 through 8, Employee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

13.         Further Assurances. The Company and Employee shall each take all actions as may be reasonably necessary or appropriate in furtherance of their respective obligations and covenants set forth in this Agreement, including, without limitation, executing and delivering such additional agreements, certificates, instruments and other documents as may be deemed necessary or appropriate.

14.         Assignability; Third-Party Beneficiary. This Agreement will be binding upon, enforceable by and inure solely to the benefit of, the parties and their respective permitted successors and assigns. Except as otherwise expressly provided in this Agreement, this Agreement shall not be assigned by any party hereto without the prior written consent of the non- assigning parties. Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to or will confer upon any person, other than the parties to this Agreement and their respective heirs, successors and assigns, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary herein, nothing in this Agreement shall preclude the Company from consolidating or merging into or with, transferring all or substantially all of its equity or assets to, or otherwise assigning this Agreement by operation of law to another person or entity without the consent of Employee; provided that, in each case, such other person or entity shall assume this Agreement and all obligations of the Company hereunder. Upon such consolidation, merger, transfer of equity or assets, or assignment by operation of law, and such assumption, the term the “Company” as used herein, shall mean such other person or entity and this Agreement shall continue in full force and effect.

15.         Notices. All notices and other communications under this Agreement must be in writing and will be deemed given if delivered personally, faxed, sent by internationally recognized overnight courier, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by electronic mail (without a failed transmission response) to the parties at the following addresses (or at such other address for a party as such party specifies by like notice):

If to the Company:

Repro Med Systems, Inc. d/b/a KORU Medical Systems

24 Carpenter Road

Chester, NY 10918

Attention: Karen Fisher Telephone: 845-610-5574

Email: kfisher@korumedical.com

If to the Employee:

Thomas Adams

Address: [address]

Email: [email]

Cell: [cell]

All such notices, consents, requests, demands, waivers and other communications so delivered, mailed or sent shall be deemed to have been received (i) if by personal delivery, on the day delivered, (ii) if by certified or registered mail, on the earlier of the date of receipt or the third business day after the mailing thereof , (iii) if by next-day or overnight mail or delivery service such as Federal Express or UPS, on the day delivered or (iv) if by fax or electronic mail, on the day on which such fax or electronic mail was sent, provided that a copy is also sent by certified or registered mail or by next-day or overnight mail or delivery service such as Federal Express or UPS.

16.         Termination of Agreement; Survival. This Agreement shall terminate upon termination of Employee’s employment as provided herein; provided, however, that the provisions of Sections 6, 7, 8, 10, 11, 12 and this Section 16 shall survive termination of this Agreement.

17.         Section 409A. Notwithstanding any provision to the contrary in this Agreement, no payment shall be made and no election shall be permitted that would violate the requirements of or cause taxation under Section 409A of the Internal Revenue Code and the Treasury regulations promulgated thereunder. Further, all provisions in this Agreement shall be interpreted in a manner consistent with Section 409A and guidance related thereto.

18.         Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

19.         Electronic Execution and Delivery. The parties may execute and deliver this Agreement by facsimile, electronic mail of a .PDF or other electronic means under which the signature of or on behalf of such party can be seen, and such execution and delivery will be considered valid, binding and effective for all purposes.

20.         Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof, including without limitation any prior consulting agreement but excluding any separate confidentiality and/or assignment of inventions agreement Employee may have previously signed.

[signature page follows]

IN WITNESS WHEREOF, the authorized representatives of the parties have executed this Agreement as of the date first set forth above.

COMPANY:

REPRO MED SYSTEMS, INC. d/b/a

KORU MEDICAL SYSTEMS

By: /s/ Karen Fisher

Name: Karen Fisher

Title: Chief Financial Officer

Dated: October 20, 2021

EMPLOYEE:

/s/ Thomas Adams

Dated: 10/20/21